FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16, Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:           January 31, 2005
                                            Estimated average burden 0.5
                                            ------------------------------------


U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

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1. Name and address of Reporting Person*

Tilden,                          Charles                         R.
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(Last)                          (First)                         (MI)

c/o Interdigital Communications Corporation
781 Third Avenue
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(Street)

King of Prussia,                    PA                        19406-1409
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(City)                             (State)                    (Zip)

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 2. Issuer Name and Ticker or Trading Symbol

                 InterDigital Communications Corporation (IDCC)
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 3. IRS or Social Security Number
    of Reporting Person (Voluntary)
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 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
                                       |
           September 2002              |
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 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [     ]  Director                    [   ]  10% Owner

        [  X  ]  Officer                     [   ]  Other (specify below)
                (give title below)

        Executive Vice President and Chief Operating Officer
        ------------------------------------------------------------------------
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7.    Individual or Joint/Group Filing (Check Applicable Line)
      ______ Form Filed by One Reporting Person
      ______ Form Filed by More than One Reporting Person
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

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Table I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
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
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |  2. Trans-  |  2A.        | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                    |     action  |  Deemed     |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                 |     Date    |  Execution  |                         |
                                 |             |  Date, if   |                         |
                                 |             |  any        |                         |
                                 |             |             |                         |
                                 |    (Month/  | (Month/     |                         |
                                 |     Day/    |  Day/       |                         |
                                 |     Year)   |  Year)      |                         |
------------------------------------------------------------------------------------------------------------------------------------
                                 |             |             |    Code   |     V       |     Amount     |  (A)or  |    Price
                                 |             |             |           |             |                |   (D)   |
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 Common Stock                    |  09/30/02   |             |   J(1)    |     V       |      169       |    A    |     $7.395
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 Common Stock                    |             |             |           |     V       |                |         |
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                                 |             |             |           |             |                |         |
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                                 |             |             |           |             |                |         |
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                                 |             |             |           |             |                |         |
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                                 |             |             |           |             |                |         |
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                                 |             |             |           |             |                |         |
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                                 |             |             |           |             |                |         |
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                                 |             |             |           |             |                |         |
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                                 |             |             |           |             |                |         |
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                                 |             |             |           |             |                |         |
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                                 |             |             |           |             |                |         |
===================================================================================================================================

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1. Title of Security             | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                    |    Beneficially Owned     |    Direct (D) or        |    Ownership (Instr. 4)
                                 |    Following Reported     |    Indirect (I)         |
                                 |    Transaction(s)         |    (Instr. 4)           |
                                 |    (Instr. 3 & 4)         |                         |
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 Common Stock                    |        45,621             |         D               |
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 Common Stock                    |        316(2)             |         I               |       By 401(k) plan
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
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                                 |                           |                         |
===================================================================================================================================
                                                                                                                             (Over)

Explanation of Responses:
(1) Purchased pursuant to the InterDigital Communications Corporation Employee Stock Purchase Plan, as amended, "a tax conditioned plan".
(2) Between July 1, 2001 and June 30, 2002, the reporting person acquired 316 shares of Common Stock pursuant to the InterDigital Communications Corporation Savings and Protection Plan. This information is based on the most recently published plan statement dated June 30, 2002.

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                           SEC 147 (9-02) Page 1

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TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
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
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  |  2. Conversion or         | 3. Trans-   | 3A.       | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    action   | Deemed    |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |    Date     | Execution |    8)          |    (A) or Disposed of
                                 |                           |             | Date, if  |                |    (D) (Instr. 3, 4 & 5)
                                 |                           |             | Any       |                |
                                 |                           |             |           |                |
                                 |                           |   (Month/   |(Month/    |                |
                                 |                           |    Day/     | Day/      |                |
                                 |                           |    Year)    | Year)     |                |
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                                 |                           |             |           | Code   |   V   |     (A)     |    (D)
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                                 |                           |             |           |        |       |             |
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                                 |                           |             |           |        |       |             |
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                                 |                           |             |           |        |       |             |
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                                 |                           |             |           |        |       |             |
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                                 |                           |             |           |        |       |             |
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                                 |                           |             |           |        |       |             |
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                                 |                           |             |           |        |       |             |
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                                 |                           |             |           |        |       |             |
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                                 |                           |             |           |        |       |             |
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                                 |                           |             |           |        |       |             |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
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                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
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                                 |               |              |                |                     |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (I) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
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                                 |                              |                                      |
===================================================================================================================================

Explanation of Responses:

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

/s/: Charles R. Tilden              October 2, 2002
---------------------------         -----------------
Charles R. Tilden                   Date

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                                          Page 2